Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Local Bounti Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)	457(o)	—	—	—	—	—

	Equity	Preferred Stock, par value $0.0001 per share(1)	457(o)	—	—	—	—	—

	Equity	Depositary Shares(1)	457(o)	—	—	—	—	—

	Debt	Debt Securities(1)	457(o)	—	—	—	—	—

	Debt Convertible into Equity	Debt Securities(1)	457(o)	—	—	—	—	—

	Non-Convertible Debt	Debt Securities(1)	457(o)	—	—	—	—	—

	Other	Warrants(1)	457(o)	—	—	—	—	—

	Other	Purchase Contracts(1)	457(o)	—	—	—	—	—

	Other	Rights(1)	457(o)	—	—	—	—	—

	Other	Units(1)	457(o)	—	—	—	—	—

	Unallocated (Universal) Shelf	—	457(o)	—	—	$250,000,000(3)	0.00011020	$27,550

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$250,000,000		$27,550

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$27,550

(1)

An indeterminate amount of the securities of each identified security class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)

The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $250,000,000.